Exhibit 5.1

April 19, 2007

Marquee Holdings, Inc.

  c/o AMC Entertainment Inc.

920 Main Street

Kansas City, Missouri  64105

Re:  Registration of Securities of Marquee Holdings Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (File No. 333-139249) of Marquee Holdings Inc., a Delaware corporation (the “Company”), as amended by Amendment No. 1 thereto filed with the Securities and Exchange Commission (the “Commission”) on January 29, 2007, as further amended by Amendment No. 2 filed with the Commission on February 23, 2007, Amendment No. 3 filed with the Commission on March 23, 2007, Amendment No. 4 filed with the Commission on April 12, 2007 and Amendment No. 5 filed with the Commission on April 19, 2007 (collectively, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of up to 45,394,735 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be sold by the stockholders of the Company (the “Securities”).

We are of the opinion that the Securities are duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O' Melveny & Myers LLP